Exhibit 99.1
LIFECORE BIOMEDICAL REPORTS RESULTS FOR THIRD QUARTER ENDED MARCH 31, 2006
Pro-Forma Profits Increase 79%
CHASKA, MN. — April 18, 2006 – LIFECORE BIOMEDICAL, INC. (Nasdaq: LCBM) today reported record net sales of $16.8 million in the third quarter ended March 31, 2006, an increase of 18% over net sales of $14.2 million in the third quarter of fiscal year 2005. Foreign currency translation comparisons decreased current quarter sales by $246,000 compared to the third quarter of last fiscal year.
Fiscal third quarter GAAP net income of $2,193,000, or $.16 per diluted share, was posted for the quarter compared to GAAP net income of $2,108,000, or $.15 per diluted share, in the quarter ended March 31, 2005. Fiscal 2006 third quarter results include expenses for stock options in the amount of $262,000 and income tax expense of $1,391,000 at an effective rate of 39%. Pro-forma net income for the third quarter of fiscal 2006 was $2,455,000, or $.18 per diluted share, when the stock option expense is excluded. Pro-forma net income for the third quarter of last fiscal year was $1,369,000, or $.10 per diluted share, after applying an effective tax rate of 39%. Pro-forma results reflected a 79% increase in net income for the third quarter. (See Disclosure of Pro-Forma Information and Reconciliation of GAAP Net Income to Pro-Forma Net Income Information later in this press release.)
Sales for the first nine months of fiscal year 2006 were $45.4 million, an increase of 11% over the $40.8 million reported for the first nine months of fiscal year 2005. Foreign currency translation comparisons decreased sales by $442,000 in the first nine months of fiscal 2006 compared to the same period of last fiscal year.
GAAP net income for the first nine months of fiscal 2006 was $4,629,000, or $.34 per diluted share, compared to GAAP net income of $5,767,000, or $.43 per diluted share, for the first nine months of fiscal 2005. Fiscal 2006 nine month results include expenses for stock options in the amount of $633,000 and income tax expense of $2,794,000 at an annual effective rate of 38%. Pro-forma net income for the first nine months of fiscal 2006 was $5,262,000, or $.39 per diluted share, when the stock option expense is excluded. Pro-forma net income for the first nine months of fiscal 2005 was $3,830,000, or $.29 per diluted share, after applying an annual effective tax rate of 38%. Pro-forma results reflected a 37% increase in net income for the nine month period. (See Disclosure of Pro-Forma Information and Reconciliation of GAAP Net Income to Pro-Forma Net Income Information later in this press release.)
“We are very pleased with our third quarter performance as both sales and profits exceeded our guidance,” said Dennis J. Allingham, President and CEO. “We posted record sales and the pro-forma net income is indicative of the increased profitability associated with higher sales.”
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The Company’s cash position is $22.1 million at March 31, 2006. Cash effects associated with the income tax expenses reflected in the current fiscal year were minimal due to the utilization of net operating loss carry forwards.
Hyaluronan Division
Net sales from the Hyaluronan Division for the third quarter were a record $5.3 million, an increase of 6% from the $5.0 million reported in the same quarter last year. Net sales for the first nine months in fiscal year 2006 were also a record at $14.6 million compared to $14.2 million in the comparable period last year. Revenue from product development and sales to veterinary customers increased in the quarter when compared to the same period last year.
The Division reported operating income of $1,493,000 for the third quarter compared to operating income of $1,020,000 in the third quarter of fiscal year 2005. Operating income of $3,547,000 was reported for the nine month period compared to operating income of $3,192,000 in the same period last year.
Oral Restorative Division
Net sales from the Oral Restorative Division for the quarter were a record $11.4 million, an increase of 24% from the $9.2 million recorded in the third quarter last year. Foreign currency translation comparisons decreased current quarter sales by $246,000 compared to the third quarter of last fiscal year. Net sales for the first nine months in fiscal year 2006 were a record $30.8 million compared to $26.6 million in the comparable period last year, an increase of 16%. Higher sales were achieved in both domestic and international markets. Foreign currency translation comparisons decreased the first nine months sales by $442,000 compared to the same period of last fiscal year.
The Division reported operating income of $1,948,000 for the third quarter compared to operating income of $1,084,000 in the third quarter of fiscal year 2005. Operating income of $3,649,000 was reported for the nine month period compared to operating income of $2,767,000 in the same period last year.
“Strong third quarter sales were bolstered by the contribution from the Prima™ Implant System, which was introduced in the second quarter,” said Dennis J. Allingham, President & CEO. “We began to see this product line gain traction in the third quarter.”
Other Income
Currency transaction losses of zero and $73,000 were reported for the third quarter and nine month periods, respectively, compared to currency transaction gains of $122,000 and $320,000 in the third quarter and nine month periods last fiscal year, respectively.
A one-time pretax gain of $250,000 was recorded last fiscal year in the nine month period as other income.
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Outlook
The Company has raised its guidance for fiscal year 2006 and expects sales to increase 12 to 13 percent (previously 11 to 13 percent) over fiscal year 2005. Earnings per share are expected to be $.50 to $.52 (previously $.48 to $.51).
The Company expects sales of $16.8 to $17.2 million in the fourth quarter of fiscal year 2006 with earnings per diluted share of $.16 to $.18.
Disclosure of Pro-Forma Information
Lifecore reports its financial results in accordance with generally accepted accounting principles (“GAAP”) and additionally on a non-GAAP basis referred to as pro-forma. These pro-forma measures are not in accordance with, nor are they a substitute for, GAAP measures and may not be consistent with the presentation used by other companies. Lifecore uses the pro-forma financial measures to evaluate and manage the Company’s operations. Lifecore is providing this information to investors and analysts to facilitate performance of additional financial analysis, because it is consistent with financial models and estimates published by securities analysts, and because Lifecore’s management also evaluates the Company’s performance on this basis. See the discussion below and the attached reconciliation of GAAP net income to pro-forma net income information for an explanation and quantification of amounts excluded from pro-forma basis results.
Reconciliation of GAAP Net Income to Pro-Forma Net Income Information
As a result of the Company’s profitability and outlook for future periods, the Company concluded in the fourth quarter of fiscal year 2005 that it is likely to have sufficient taxable income in future periods to utilize its net operating loss (“NOL”) carry forwards. Accordingly, the Company now reports its net income as if fully taxed, using an effective tax rate of 39% for the third quarter and 38% for the first nine months of fiscal 2006. The Company will realize the cash benefit of these NOL’s through lower actual taxes paid in future periods until the tax carry forwards are exhausted.
Pro-forma fiscal 2005 third quarter and nine month results assume comparable effective income tax rates of 39% and 38%, respectively.
Included in fiscal 2006 third quarter and nine month results are charges of $262,000 and $633,000, respectively, for expensing stock options pursuant to SFAS No. 123R, “Share-Based Payment”, which became effective July 1, 2005. The pro-forma results add back the expense to improve comparability between periods as stock option expense was not required to be recorded in last year’s results.
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Conference Call
As previously announced, the Company will host a conference call today at 3:45 p.m. Central Time to discuss third quarter results. A live web cast of the call is available through the Company’s website at www.lifecore.com. After selecting the INVESTOR INFO tab, select CALENDAR OF EVENTS from the INVESTOR INFO & RESEARCH menu at the right side of the page and follow the instructions for participation. A replay of the web cast will be available shortly after completion of the call. To select the archived replay, select AUDIO ARCHIVES from the INVESTOR INFO & RESEARCH tools menu at the right side of the screen. The conference call will also be available at www.earnings.com.
The conference call may include forward-looking statements. See the cautionary information about such statements in the “Safe-Harbor Statement” section below.
Safe-Harbor Statement
Certain statements in this release regarding Lifecore’s anticipated future sales and financial results are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Numerous risks and uncertainties may affect whether such results are actually achieved. These include the timing of orders from customers, continued market acceptance of the Company’s products, timing of regulatory approvals, success of new product development efforts, the likelihood and timing of the return of the Company’s adhesion prevention product to the market, and other factors. These risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K, including Exhibit 99.1, for the fiscal year ending June 30, 2005, and other, more recent filings. Actual results may differ materially from anticipated results.
About Lifecore Biomedical
Lifecore Biomedical develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets.
News and general information are available through the Company’s website at www.lifecore.com or by telephone at 952-368-4300.
Contact:
          Dennis J. Allingham, President and CEO
          David M. Noel, Vice President of Finance and CFO
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Lifecore Biomedical, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	June 30,
	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$22,134,000	$18,508,000
Accounts receivable	11,767,000	10,171,000
Inventories	12,048,000	9,456,000
Deferred income taxes, net	5,183,000	4,190,000
Prepaid expense	1,032,000	780,000

Total current assets	52,164,000	43,105,000

PROPERTY, PLANT AND EQUIPMENT, NET	23,118,000	23,189,000

LONG-TERM INVENTORY	1,977,000	2,409,000
DEFERRED INCOME TAXES, NET	2,558,000	6,062,000
OTHER ASSETS	5,615,000	5,101,000

	$85,432,000	$79,866,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$6,118,000	$6,916,000
Long-term obligations	4,902,000	5,089,000
Shareholders’ equity	74,412,000	67,861,000

	$85,432,000	$79,866,000

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Lifecore Biomedical, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
	2006		2005	2006	2005
Net sales	$16,775,000		$14,247,000	$45,409,000	$40,770,000
Cost of goods sold	6,208,000		5,587,000	17,399,000	16,138,000

Gross profit	10,567,000		8,660,000	28,010,000	24,632,000

Operating expenses
Research and development	881,000		1,235,000	2,878,000	3,254,000
Marketing and sales	4,525,000		3,661,000	12,661,000	10,713,000
General and administrative	1,720,000		1,660,000	5,275,000	4,706,000

	7,126,000		6,556,000	20,814,000	18,673,000

Operating income	3,441,000		2,104,000	7,196,000	5,959,000

Other income (expense)
Interest income	203,000		67,000	495,000	109,000
Interest expense	(65,000)		(53,000)	(181,000)	(221,000)
Bond retirement expense	—		—	—	(290,000)
Currency transaction gains (losses)	—		122,000	(73,000)	320,000
Other	5,000		(3,000)	(14,000)	249,000

	143,000		133,000	227,000	167,000

Income before income taxes	3,584,000		2,237,000	7,423,000	6,126,000

Provision for income taxes	1,391,000		129,000	2,794,000	359,000

Net Income	$2,193,000	(1)	$2,108,000	$4,629,000 (1)	$5,767,000

Net income per share
Basic	$0.17		$0.16	$0.35	$0.45

Diluted	$0.16		$0.15	$0.34	$0.43

Weighted average shares outstanding
Basic	13,180,859		12,993,379	13,134,280	12,957,033

Diluted	13,572,205		13,670,465	13,505,079	13,279,991

(1)	Results for the current fiscal year include the effect of adopting SFAS 123R to expense stock options, which reduced net income by $262,000 and $633,000 for the third quarter and nine-month period, respectively.
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Lifecore Biomedical, Inc.
Reconciliation of GAAP Net Income to Pro-Forma Net Income Information
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
	Pro-Forma	Pro-Forma	Pro-Forma	Pro-Forma
Net income, as reported	$2,193,000	$2,108,000	$4,629,000	$5,767,000

Less: Adjustment to tax expense	—	(739,000)	—	(1,937,000)

Add: Remove effect of stock option expense	262,000	—	633,000	—

Pro forma net income	$2,455,000	$1,369,000	$5,262,000	$3,830,000

Pro forma net income per share
Basic	$0.19	$0.11	$0.40	$0.30

Diluted	$0.18	$0.10	$0.39	$0.29

Weighted average shares outstanding
Basic	13,180,859	12,993,379	13,134,280	12,957,033

Diluted	13,572,205	13,670,465	13,505,079	13,279,991

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Lifecore Biomedical, Inc.
Divisional Statements of Operations
Three Months Ended March 31,
(Unaudited)

	Hyaluronan Division		Oral Restorative Division		Consolidated
	2006	2005	2006	2005	2006	2005
Net sales	$5,347,000	$5,034,000	$11,428,000	$9,213,000	$16,775,000	$14,247,000
Cost of goods sold	2,449,000	2,317,000	3,759,000	3,270,000	6,208,000	5,587,000

Gross profit	2,898,000	2,717,000	7,669,000	5,943,000	10,567,000	8,660,000

Operating expenses
Research and development	516,000	952,000	365,000	283,000	881,000	1,235,000
Marketing and sales	149,000	133,000	4,376,000	3,528,000	4,525,000	3,661,000
General and administrative	740,000	612,000	980,000	1,048,000	1,720,000	1,660,000

	1,405,000	1,697,000	5,721,000	4,859,000	7,126,000	6,556,000

Operating income	$1,493,000	$1,020,000	$1,948,000	$1,084,000	$3,441,000	$2,104,000

Lifecore Biomedical, Inc.
Divisional Statements of Operations
Nine Months Ended March 31,
(Unaudited)

	Hyaluronan Division		Oral Restorative Division		Consolidated
	2006	2005	2006	2005	2006	2005
Net sales	$14,639,000	$14,205,000	$30,770,000	$26,565,000	$45,409,000	$40,770,000
Cost of goods sold	6,858,000	6,518,000	10,541,000	9,620,000	17,399,000	16,138,000

Gross profit	7,781,000	7,687,000	20,229,000	16,945,000	28,010,000	24,632,000

Operating expenses
Research and development	1,728,000	2,451,000	1,150,000	803,000	2,878,000	3,254,000
Marketing and sales	433,000	375,000	12,228,000	10,338,000	12,661,000	10,713,000
General and administrative	2,073,000	1,669,000	3,202,000	3,037,000	5,275,000	4,706,000

	4,234,000	4,495,000	16,580,000	14,178,000	20,814,000	18,673,000

Operating income	$3,547,000	$3,192,000	$3,649,000	$2,767,000	$7,196,000	$5,959,000

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